SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RHINO OUTDOOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	65-1000634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1191 Center Point Drive, Henderson, NV	89704
(Address of Principal Executive Offices)	(Zip Code)

Consultants and Advisers
2007 Compensation Plan
(Full title of the plan)

Jeff Criswell
Rhino Outdoor International, Inc.
1191 Center Point Drive
Henderson, NV 89704
(Name, address, and telephone number of agent for service)

Copies to:

Robert C. Laskowski, Esq.
520 SW Yamhill, Suite 600
Portland, Oregon 97204
(503) 241-0780

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	7,500,000 shares	$0.13	$975,000	$104.33

(1) This filing registers 7,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”),reserved for issuance pursuant to the Company’s 2007 Compensation Plan for consultants and advisers.

(2) Estimated solely for purposes of calculating the registration fee in accordance with the Securities Act of 1933, as amended, based on the closing price for the Common Stock in the over-the-counter market on March 12, 2007.

(3) Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Act”), and Securities and Exchange Commission (“SEC”) Rule 457(h) promulgated under the Act.

 PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is permitted to be omitted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

(a)
Company's annual report on Form 10-KSB for year ended December 31, 2005 and the Company’s quarterly report on Form 10-QSB for the period ended September 30, 2006, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the annual report referred to in (a) above.

All documents filed by the Company subsequent to those listed in Item 3(a)-(b) above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregis-ters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Business Corporation Act (“Corporation Act”) permits the indemnification of directors, officers employees and agents of the Company. The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Corporation Act. An officer or director is generally not entitled to indemnification: (i) in connection with any proceeding charging improper personal benefit to the officer or director in which the officer or director is adjudged liable on the basis that personal benefit was improperly received; or (ii) in connection with any proceeding initiated by such person against Company, its directors, officers, employees, or other agents.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933 (“Act”) is permitted to directors, officers and persons controlling the Company pursuant the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

The exhibits listed in the index to exhibits, which appears on page 7 hereof, are filed as part of this registration statement.

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration state-ment or any material change to such information in the regis-tration statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the term-ination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there-unto duly authorized, in Henderson, Nevada on March 13, 2007.

Rhino, INC.

By:	/s/ Jeff Criswell Jeff Criswell President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Jeff Criswell as his true and lawful attorney-in-fact and agent, with full power of sub-stitution for him in any and all capacities, to sign any and all amendments or post-effec-tive amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that each such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer and Director	Date:

/s/ Jeff Criswell Jeff Criswell President	March 13, 2007

Secretary and Director

/s/ Walter Tatum Walter Tatum	March 13, 2007

Directors:

/s/ Walter Tatum Walter Tatum	March 13, 2007

/s/ Jeff Criswell Jeff Criswell	March 13, 2007

/s/ August A. DeAngelo, II August A. DeAngleo, II	March 13, 2007

INDEX TO EXHIBITS

Exhibit Number (1)	Exhibit	Page

5.1	Opinion of Robert C. Laskowski, Esq. (regarding legality)	7
23.1	Consent of Robert C. Laskowski, Esq. (included in Exhibit 5.1)	7
23.2	Consent of Williams & Webster P.S.	8
24.1	Power of Attorney (see page 6 of this registration statement)	5

Other exhibits listed in Item 601 of SEC Regulation S-B are not applicable.

Exhibit 5.1 Opinion of Robert C. Laskowski, Esq. (regarding legality).

ROBERT C. LASKOWSKI
Attorney at Law
520 SW Yamhill, Suite 600
Portland, Oregon 97204
Telephone: (503) 241-0780
Facsimile: (503) 227-2980
March 13, 2007
To the Board of Directors
Rhino, Inc.

Gentlemen:
We have acted as counsel for Rhino Outdoor International, Inc. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 7,500,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to the Company’s 2007 Compensation Plan for consultants, advisors, officers and directors. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evi-dence as we have deemed necessary for the purpose of this opinion.
Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Agreement, legally issued, fully paid, and non--assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Robert C. Laskowski

Exhibit 23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Letterhead of Williams & Webster, P.S.)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 7,500,000 shares of common stock of Rhino Outdoor International, Inc. of our report dated May 17, 2006 with respect to the consolidated financial statements included in its Annual Report on Form 10-KSB/A filed on June 7, 2006 for the year ended December 31, 2005, filed with the US Securities and Exchange Commission.

March 12, 2007	/s/ Williams & Webster, P.S. Spokane, Washington